EXCLUSIVE INTERNATIONAL DISTRIBUTION AGREEMENT

     THIS EXCLUSIVE INTERNATIONAL DISTRIBUTION AGREEMENT is made and entered into as of the 16th day of February, 1998 (this "Agreement"), between THERMOGENESIS CORP., a Delaware corporation ("THERMO"), and DIDECO S.P.A., a company organized under the laws of Italy ("Distributor").

                            R E C I T A L S
A. THERMO designs, manufactures (directly or indirectly through manufacturing subcontractors) and sells medical devices and other products which utilize its proprietary thermodynamic and/or "fibrin glue" technology for the processing of biological substances, including the cryopreservation, thawing and harvesting of blood components.

B. THERMO has designed and developed the Cryoseal System<trademark> (as such System may be improved, enhanced, upgraded or otherwise modified from time to time, the "Cryoseal System"), which currently consists of a small, floor-standing thermodynamic machine, a disposable blood processing plastic container which harvests cryoprecipitate ("Cryo") from plasma and a disposable two-tipped applicator used to apply the Cryo on wound sites during surgical procedures. The Cryo harvested by the Cryoseal System is referred to as "Cryosealant," and THERMO believes that Cryo might become an alternative to the commercial tissue sealant known as "fibrin glue."

C. Distributor is engaged, either directly or indirectly through its Affiliates and other Persons, in the business of designing, developing, manufacturing, distributing and selling medical devices and other products worldwide.

D. THERMO is currently in the process of applying to TUV Rheinland, one of the European Union regulatory authorities responsible for implementing the Medical Device Directive, to obtain the right to place CE Marks on the Products initially listed in EXHIBIT A and to be distributed and sold by Distributor within the European Union.

E. THERMO desires to appoint Distributor as its exclusive distributor of the Cryoseal System, including the Products that are the components thereof, and, when developed, the Autologous Thrombin System, within the Territory, and Distributor is willing to accept such appointment, all on the terms and subject to the conditions set forth in this Agreement.

F. In addition, THERMO desires to grant to Distributor, and Distributor is willing to accept, an option to acquire the exclusive right and license to make, have made, market, use, sell and otherwise dispose of the CP-1 within the Territory, on the terms and conditions set forth in the Manufacturing License Agreement.

                           A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions set forth herein, the parties hereby agree as follows:

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1.   DEFINITIONS.
When used herein, the following capitalized terms shall have the following meanings:

"Additional Products" has the meaning set forth in Section 2.8.

"Affiliate" means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms "controlled" and "common control" have correlative meanings.

"Affiliated Parties" means, in respect of any specified Person, the Affiliates, directors, officers, employees, agents and representatives of such Person.

"Agreement" has the meaning set forth in the preamble.

"Applicable THERMO Technology" means the Patent Rights and all Know-how relating to the Cryoseal System or the Autologous Thrombin System.

"Autologous Thrombin System" means a system currently being developed by THERMO relating to the preparation of autologous or allogenic thrombin from a patient's own plasma, as such system is developed, improved, enhanced, upgraded or otherwise modified from time to time.

"CE Mark" means the "CE Mark" referenced in the Medical Device Directive and required to be placed on medical devices (including, without limitation, the Products) to be sold in the European Union after June 14, 1998.

"Confidential Information" has the meaning set forth in Section 9.1.

"CP-1" has the meaning set forth in EXHIBIT A.

"Cryo" has the meaning set forth in the recitals.

"Cryoseal System" has the meaning set forth in the recitals.

"CS-1" has the meaning set forth in EXHIBIT A.

"Customers" has the meaning set forth in Section 2.1.

"Distributor" has the meaning set forth in the preamble.

"Entitlement Date" means the first date upon which THERMO (or its designated original equipment manufacturer (OEM)) is entitled to place its (or its OEM's) CE Mark on all of the Products initially listed on EXHIBIT A.

"FDA" means the United States Food and Drug Administration, or any successor agency.

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"Know-how"  means  any   and   all   current  and  future  know-how,  technical
information,  technical  knowledge,  unpatentable   inventions,   manufacturing
procedures, methods, trade secrets, processes, formulas, documentation and other tangible or intangible property or rights relating to the Cryoseal System or the Autologous Thrombin System, whether or not capable of precise separate description but which alone, or when accumulated, gives to the Person acquiring it an ability to study, test, formulate, manufacture, produce or market something which it otherwise would not have known to study, test, formulate, manufacture, produce or market in the same or similar way.

"Manufacturing License Agreement" means a manufacturing license agreement between THERMO and Distributor, substantially in the form of EXHIBIT D.

"Manufacturing Option" has the meaning set forth in Section 11.1.

"Medical Device Directive" means European Union Council Directive 93/42/EEC of June 14, 1993, concerning medical devices, as the same may be amended, supplemented, modified or replaced from time to time.

"Notice Date" has the meaning set forth in Section 11.3(b).

"Patent Rights" means any and all patents and patent applications existing now or in the future relating to the Cryoseal System or the Autologous Thrombin System, as the same may be amended, supplemented or otherwise modified from time to time, and any renewals, continuations, continuations-in-part, divisions, reissues, examinations or extensions of any of the foregoing, and any corresponding foreign patents and patent applications, and any patents (whether foreign or domestic) issuing from any of the foregoing applications.

**[REDACTED: REMOVED FOR CONFIDENTIAL TREATMENT PURSUANT TO SEC RULE 24B-2]**

"Person" means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

"Products" means the devices, products and related components and accessories, whether patented or unpatented, manufactured or distributed by or on behalf of THERMO and relating to the Cryoseal System or the Autologous Thrombin System, including, without limitation, the devices, products and related components and accessories listed on EXHIBIT A, together with all improvements, modifications, enhancements and upgrades to any of the foregoing. The parties hereby acknowledge and agree that from time to time Products may be discontinued by THERMO and therefore may be removed from EXHIBIT A, and that, pursuant to
Section 2, Additional Products may be added to EXHIBIT A and become subject to the terms and conditions of this Agreement. THERMO agrees that any Products that may be removed from EXHIBIT A will not be sold by THERMO or any other Person within the Territory during the term of this Agreement. In addition, THERMO agrees to make available to Distributor for distribution within the Territory hereunder any improved, modified, enhanced or upgraded device, product, component or accessory that replaces any discontinued Product, and such device, product, component or accessory will be treated as a Product hereunder.

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

"Subdistributor" has the meaning set forth in Section 2.2(a).

"Territory" means (i) all of Europe west of the Ural Mountains, including all countries, territories, provinces and other jurisdictions within the European Union and the other portions of Europe, including, without limitation, the United Kingdom, France, the Benelux countries, Germany, Switzerland, Spain, Portugal, Italy, Austria, Greece, Yugoslavia, Turkey, Hungary, the Czech Republic, Slovakia and the other countries of Eastern Europe, and Russia and the other countries and territories that formerly constituted the Union of Soviet Socialist Republics, but specifically excluding Denmark, Finland, Norway and Sweden, and (ii) Israel.

"THERMO" has the meaning set forth in the preamble.

"THERMO COMMON STOCK" means the common stock, par value US$.001 per share, of THERMO (as such class of securities may be increased, decreased or exchanged for or converted into a different number or kind of securities as a result of any reorganization, merger, consolidation, recapitalization, reclassification, dividend or other distribution, stock split, reverse stock split or the like).

"THERMO Marks" means any and all trademarks, trade names, service marks, service names, logos and similar proprietary rights owned, controlled or licensed by THERMO and currently used or to be used in connection with the Cryoseal System or the Autologous Thrombin System.

"THERMO Shares" has the meaning set forth in Section 11.3(a).

"THERMO's  Point  of  Shipment"  means  THERMO's  Rancho  Cordova,   California
manufacturing facilities or the manufacturing facilities of the OEM designated by THERMO in writing.

2.   DISTRIBUTION RIGHTS.

2.1 APPOINTMENT AS EXCLUSIVE DISTRIBUTOR. THERMO hereby appoints Distributor as THERMO's exclusive distributor to market, distribute and sell the Cryoseal System, including the Products that are the components thereof, and, when developed, the Autologous Thrombin System, to all existing and potential
customers  ("Customers")  within  the  Territory.   During  the  term  of  this
Agreement, neither THERMO nor any other Person (other than Subdistributors appointed by Distributor) may, directly or indirectly, exercise, license or use any of the exclusive rights granted to Distributor herein (PROVIDED, HOWEVER, that THERMO may conduct clinical studies or trials within the Territory with respect to the Products upon prior written notice to, and consultation with, Distributor).

2.2  APPOINTMENT OF SUBDISTRIBUTORS.

(a) Distributor may appoint one or more Persons to act as a subdistributor (each a "Subdistributor" and, collectively, the "Subdistributors") within any portion of the Territory and assign to such Subdistributor any and all of Distributor's rights hereunder, and delegate to such Subdistributor any and all of Distributor's obligations hereunder, with respect to any Subdistributor's portion of the Territory. Distributor may appoint only one Subdistributor within any portion of the Territory. Notwithstanding any such appointment, Distributor shall remain responsible for the performance by any Subdistributor of Distributor's obligations within such Subdistributor's portion of the Territory.
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
(b) Pursuant to its rights under Section 2.2(a), Distributor hereby appoints the Persons listed on EXHIBIT B as Subdistributors under this Agreement. The appointment of any additional Person as a Subdistributor under this Agreement shall be subject to the prior written approval of THERMO.

2.3 TRADEMARK LICENSE. In addition, THERMO hereby grants to Distributor and its Subdistributors the non-exclusive, royalty-free right and license to use all THERMO Marks in connection with the marketing, distribution, sale and post-sale field service, technical assistance and support of the Products. Distributor agrees not to alter, obliterate, deface or remove any THERMO Marks displayed on any Product or its packaging, or add any name, brand or trademark thereto without the prior written consent of THERMO. Notwithstanding the foregoing, "Dideco S.p.A." and/or Dideco's trademarks may be displayed on Product packaging, and the parties shall reasonably cooperate with one another to ensure that all Product packaging and labelling prepared by THERMO or its designated OEM complies with applicable law. Except as provided in this Agreement, nothing herein shall grant to Distributor or any of its Subdistributors any right, title or interest in the THERMO Marks, which right, title and interest shall be vested in THERMO. Distributor shall notify THERMO if, during the term of this Agreement, Distributor becomes aware of any other Person who is using any trademark, trade name, service mark, service name or logo that is substantially or confusingly similar to those owned or used by Distributor pursuant to the authority granted by THERMO hereunder.

2.4 RESERVATION OF TITLE. THERMO reserves to itself and retains all right, title and interest in and to the Applicable THERMO Technology and to any modifications, enhancements, improvements and upgrades thereto. Except as otherwise provided in the Manufacturing License Agreement, Distributor may not duplicate, translate, decompile, reverse engineer or adapt the Products without THERMO's prior written consent.

2.5 OTHER DISTRIBUTORS. THERMO shall forward to Distributor all inquiries or requests for information regarding, or purchase orders for, Products from Persons within the Territory. THERMO shall not sell Products to any Person outside of the Territory that THERMO knows or should have known intends to ship the same to Persons within the Territory. Notwithstanding the foregoing, nothing in this Agreement shall prevent any authorized distributor of THERMO located in a member state of the European Union that is not part of the Territory from making passive sales into the Territory, nor shall anything in this Agreement prohibit Distributor from accepting passive sales orders for Products from Persons located in member states of the European Union that are outside of the Tively seeking customers for Products outside of the Territory or has not established a branch office or does not maintain a warehouse primarily for the purpose of seeking customers for Products outside the Territory.

2.6 NO OTHER RIGHTS. Except as expressly provided in this Agreement, no right, title, or interest is granted by THERMO to Distributor hereunder. Subject to Section 2.8, THERMO may distribute products other than Products and Additional Products within the Territory, either directly or indirectly through distributors, and no right, title or interest is granted by THERMO to Distributor relating to such products.

2.7 CE MARKS. THERMO shall satisfy, or shall cause its designated OEM to satisfy, all requirements necessary under the Medical Device Directive to place its CE Mark, or the CE Mark of its designated OEM, on each of the Products initially listed on EXHIBIT A, and, with respect to each such Product, THERMO or its designated OEM must be entitled under the Medical Device Directive to

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
place its CE Mark on such Product no later than June 14, 1998. Without limiting the generality of the foregoing, THERMO shall prepare, maintain and provide to Distributor a copy of the "Technical Documentation File" for each Product on or before April 15, 1998, to facilitate Distributor's compliance obligations for market vigilance under the Medical Device Directive with respect to Products sold within the European Union. In addition, THERMO shall keep Distributor informed periodically and at Distributor's request of the status of its and its designated OEM's efforts to become qualified to place CE Marks on the Products.

2.8  ADDITIONAL PRODUCTS.

(a) Subject to the terms and conditions of this Section 2.8, THERMO hereby grants to Distributor, and Distributor hereby accepts, the right of first refusal to distribute, market and sell exclusively to Customers within the Territory any additional devices, products and related components and accessories manufactured by or on behalf of THERMO prior to or after the date hereof and available, or expected to be made available, for commercial use (hereinafter referred to as an "Additional Product"); PROVIDED, HOWEVER, that Distributor may not exercise the right of first refusal granted to it under this Section 2.8(a) until the date upon which Distributor is deemed to have exercised the Manufacturing Option under Section 11.

(b) THERMO shall give Distributor prompt written notice at least six (6) months prior to THERMO's projected launch date of any Additional Product. Distributor shall furnish written notice to THERMO within sixty (60) days from the date of its receipt of such written notice from THERMO of Distributor's acceptance or non-acceptance of the addition of such Additional Product as a Product hereunder. If Distributor delivers timely a written notice to THERMO accepting the addition of such Additional Product, Distributor shall become the exclusive distributor of such Additional Product within the Territory and such Additional Product shall constitute a Product hereunder (and be added (or deemed to be added) to EXHIBIT A). The initial price of any Additional Product to be purchased hereunder will be subject to negotiation between the parties; PROVIDED, HOWEVER, that if the parties are unable to agree upon a price for such Additional Product, the initial price will be equal to the lesser of
(a) seventy-five percent (75%) of THERMO's U.S. retail list price, if any, established by THERMO for such Additional Product and (b) the lowest price being paid or to be paid by any other THERMO distributor at any time for such Additional Product. Distributor shall promote each accepted Additional Product within the Territory in accordance with the terms of this Agreement, PROVIDED, HOWEVER, that the parties will use their commercial best efforts to agree upon minimum purchase requirements for such Additional Product as soon as practicable after the date that Distributor delivers a written notice of acceptance of such Additional Product, but no later than the date upon which THERMO (or its designated OEM) obtains the right to place its CE Mark on such Additional Product (which THERMO shall bear the responsibility of obtaining).

(c) In the event Distributor does not deliver a written notice of acceptance of such Additional Product within the sixty (60) day period set forth in
Section 2.8(b), THERMO shall be free to seek other means of distributing such Additional Product within the Territory.

3.   TERMS OF PURCHASE OF PRODUCTS.

3.1 TERMS AND CONDITIONS. All purchases of Products hereunder shall be subject to the provisions of this Agreement. Unless otherwise agreed in writing, nothing contained in any purchase order submitted pursuant to this Agreement shall in any way modify or add any provision to this Agreement. In

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the event of  a  conflict  between  the  terms  of  any  purchase order and the provisions of this Agreement, the provisions of this Agreement shall govern.
3.2 PRICES. All prices for Products purchased by Distributor hereunder shall be F.O.B., THERMO's Point of Shipment. The initial price to Distributor for each Product is set forth opposite such Product in EXHIBIT A, and such initial price will remain fixed for the period commencing on the Entitlement Date and
ending on the second anniversary  of  the  Entitlement  Date.   Thereafter, the
purchase price to Distributor for such Product may be increased or decreased by
THERMO  upon  not  less  than  ninety  (90)  days'  prior  written  notice   to
Distributor, PROVIDED, HOWEVER, that in no event shall the purchase price of any Product at any time exceed the lesser of (a) seventy-five percent (75%) of THERMO's U.S. retail list price, if any, established by THERMO for such Product and (b) the lowest price being paid at such time or to be paid by any THERMO distributor for such Product.

3.3 CERTAIN TAXES. The parties acknowledge that the purchase prices of Products set forth in EXHIBIT A do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the export, import or purchase of the Products, and Distributor agrees that it will bear all such taxes and duties. When THERMO has the legal obligation to collect and/or pay such taxes or duties, the appropriate amount shall be added to Distributor's invoice and paid by Distributor to THERMO, unless Distributor provides THERMO with a valid tax exemption certificate authorized by the appropriate governmental taxing authority. Notwithstanding anything to the contrary, THERMO shall be solely liable for all income and income-based taxes imposed on THERMO under applicable law, which taxes shall be the sole responsibility of THERMO, and Distributor may withhold or deduct such taxes from payments made to THERMO if required under applicable law.

3.4 ORDER AND ACCEPTANCE. All orders for Products shall be by means of a signed written purchase order, in a form to be furnished by THERMO, which shall be submitted to THERMO at THERMO's address for notice purposes set forth in
Section 12.4, and shall request a delivery date. Orders may be placed by telephone, facsimile transmission or, upon the parties' agreement, on THERMO's Web-Site; PROVIDED, HOWEVER, that a signed confirming purchase order is received by THERMO ten (10) business days after a telephonic or facsimile order. No order shall be binding upon THERMO until accepted by THERMO in writing, and THERMO shall accept or reject an order within 72 hours of its receipt. THERMO shall have no liability to Distributor with respect to
purchase  orders that  are  not  accepted.   Notwithstanding  anything  to  the
contrary, all orders for Products placed by Distributor shall be accorded by THERMO at least equal priority and treatment with orders placed by other Persons (including, without limitation, THERMO's other distributors).

3.5 INVOICING; PAYMENT. THERMO shall submit an invoice to Distributor with each shipment of Products ordered by Distributor. Each invoice shall be due and payable net sixty (60) days from the date of invoice. All invoices shall be sent to Distributor's address for notice purposes set forth in Section 12.4, without regard to the actual shipping address for the Products. Each such invoice shall state Distributor's aggregate and unit purchase price for Products in the relevant shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by THERMO and to be borne by Distributor hereunder. Distributor shall make all payments to THERMO under this Agreement in United States dollars in immediately available funds to a bank account designated by THERMO in such invoice.

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3.6  SHIPPING; RISK OF LOSS.

(a) All Products delivered by THERMO pursuant to this Agreement shall be suitably packed for surface or air shipment, in Distributor's sole discretion, in THERMO's standard shipping cartons, marked for shipment to such location or locations as Distributor may designate, and delivered to Distributor or its carrier, F.O.B., THERMO's Point of Shipment. Risk of loss of Products shall pass to Distributor upon delivery to the carrier at the F.O.B. point of shipment. All Products shipped by THERMO hereunder shall have affixed to it and bear its (or its OEM's) CE Mark in accordance with the Medical Device Directive which shall be in a visible, legible and indelible form on the Products or its sterile pack, and on the instructions for use. Where applicable, the CE Mark shall appear on the sales packaging for the Products.

(b) THERMO shall ship all Products in accordance with Distributor's delivery instructions specified in Distributor's purchase orders; PROVIDED, HOWEVER, that if Distributor does not provide delivery instructions with respect to the carrier to be used, THERMO may use its customary carrier. All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by Distributor. Distributor shall also bear all applicable taxes and duties that may be assessed against the Products after delivery to the carrier F.O.B., THERMO's Point of Shipment.

(c)  THERMO  shall  use  its  commercial  best  efforts to deliver all Products ordered by Distributor in accordance with the requested delivery dates indicated in Distributor's purchase orders; PROVIDED, HOWEVER, that such purchase orders are submitted at least ninety (90) days prior to the requested delivery date. All orders for Products placed by Distributor shall be accorded at least equal priority and treatment with orders placed by other Persons (including, without limitation, THERMO's other distributors). All shipments of Pss THERMO receives from Distributor, no later than sixty (60) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and the exact nature of the discrepancy between the shipment and the order. All freight charges shall be deemed correct unless THERMO receives from Distributor, no later than sixty (60) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and the exact nature of the discrepancy in the freight cost. THERMO shall issue an explanation of the charges or a credit to Distributor's account within thirty (30) days of receipt of any such written notice from Distributor.

4.   WARRANTIES; REMEDIES FOR NON-CONFORMING PRODUCTS.

4.1 THERMO warrants to Distributor and the Subdistributors that (a) with respect to the CS-1, such Product conforms to the written specifications contained in the Operator's Manual and/or Service Manual for such Product and is free from defects in material and workmanship under normal and proper use in accordance with applicable instructions for a period equal to the lesser of
(i) two (2) years from the date of shipment or (ii) one (1) year from the date such device is placed in service, and (b) with respect to all other Products, such Product is free from defects in material and workmanship during the shelf life of such Product, PROVIDED, HOWEVER, that, in the case of clauses (a) and
(b), the warranty periods shall be no less than that prescribed by applicable law.

4.2 In the event that any Product purchased hereunder is defective or fails to conform to the warranties set forth in Section 4.1, THERMO will (a) with

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respect to the CS-1, repair or replace, at THERMO's election, such defective or non-conforming Product, PROVIDED that Distributor is unable to repair such defective or non-conforming Product at one of Distributor's warranty service centers located within the Territory, and (b) with respect to any other Products, replace the defective or non-conforming Product. Any Product returns
must  be  assigned   a   Return  Authorization  number.   To  obtain  a  Return
Authorization number for any Products to be returned, Distributor shall notify THERMO of the description of such Product, the quantity to be returned, the
reason  for  the  return  and  the date of its original purchase.   The  Return
Authorization number shall be displayed  on the outside of the shipping box and
the Product shall be suitably packed to prevent  damage.   All  Product returns
shall be sent directly to THERMO, insured by Distributor, the Subdistributor or its Customer. All cost and expenses reasonably incurred in connection with the return of any defective or non-conforming Product shall be reimbursed by THERMO.

4.3 DISCLAIMER OF OTHER WARRANTIES. EXCEPT AS PROVIDED IN THIS AGREEMENT, THERMO MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AS TO THE PERFORMANCE OF PRODUCTS OR AS TO SERVICE TO DISTRIBUTOR OR TO ANY OTHER PERSON. THERMO SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.4 CUSTOMER WARRANTIES. Distributor and its Subdistributors shall pass on to their Customers the Product warranties set forth in Section 4.1, a copy of which Product warranties will be included in THERMO's packaging of the Products.

5.   ADDITIONAL OBLIGATIONS OF DISTRIBUTOR.

5.1 COMPLIANCE WITH LAWS. Distributor shall comply in all material respects with the laws and regulations (including, without limitation, health and safety regulations) applicable to the marketing, distribution and sale of Products within the Territory. Distributor shall monitor the appropriate information sources in the Territory for material changes in such laws and regulations relating to the distribution of Products within the Territory and notify THERMO in writing of all such material changes.

5.2 CLINICAL TRIALS. Distributor may, at its expense, organize and conduct clinical trials that Distributor believes is reasonably necessary to market, distribute and sell the Products within the Territory, it being understood that Distributor may determine that it is not economically feasible to conduct clinical trials in all countries within the Territory. Distributor shall promptly notify THERMO of any clinical trials conducted by Distributor within the Territory, and THERMO will cooperate with any clinical design measures or other requirements reasonably requested by Distributor. All data collected from, and written reports prepared with respect to, such clinical trials shall be furnished to THERMO for its review and use as it deems reasonably appropriate.

5.3 REGISTRATIONS, LICENSES AND PERMITS (OTHER THAN CE MARKS). Except as provided in Section 2.7 with respect to the CE Marks, if and as required from time to time under the laws of any country within the Territory, Distributor shall, at its expense, apply for and use its commercially reasonable efforts to obtain all registrations, licenses and permits that Distributor deems necessary to market, distribute and sell the Products within such country. THERMO shall reasonably cooperate with Distributor in connection with Distributor's efforts to obtain such registrations, licenses and permits. Distributor shall furnish to THERMO copies of all applications, and all registrations, licenses and

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permits obtained therefrom, for the Products.  Upon  the  expiration or earlier termination of this Agreement and except as otherwise required by Distributor to perform its obligations under the Manufacturing License Agreement, such registrations, licenses and permits shall be transferred to THERMO or to a Person reasonably designated by THERMO, to the extent permitted by the terms of such registrations, licenses or permits and by applicable law, and THERMO shall reimburse Distributor for the expenses reasonably incurred to transfer the same.

5.4  PROMOTION OF PRODUCTS; ADVERTISING.

(a) The parties acknowledge and agree that Distributor is and will be under no obligation to market, distribute or sell any Products until the Entitlement Date. Thereafter, Distributor shall use its good faith commercially reasonable efforts to promote the sale of the Products within the Territory. Distributor shall advertise and otherwise promote the Products in a commercially reasonable manner and furnish appropriate Product information and promotional materials to its Customers. Distributor shall sell the Products under the THERMO Marks and/or other trademarks or trade names by which they are labeled (which labelling shall be mutually agreed upon by the parties). Distributor may not add any trade names or trademarks to the Products (other than Distributor's name and trademarks) without the prior written consent of THERMO.

(b) Distributor may refer to and advertise itself as an"Authorized Distributor" of the Products within all or any portion of the Territory, and may indicate on its stationery, business cards or other printed materials that it is an "Authorized Distributor" of Products and, subject to THERMO's prior approval, may have THERMO Marks imprinted thereon.

5.5 MINIMUM PURCHASES. Distributor agrees to purchase from THERMO the minimum number of units of each Product as set forth on EXHIBIT C during each of the four calendar quarters commencing in the calendar quarter during which the Entitlement Date occurs. Thereafter, the parties shall use their respective good faith commercially reasonable efforts to agree on new minimum purchase requirements hereunder for each of the next four calendar quarter periods (or such lesser period), which negotiations shall commence no later than ninety (90) days prior to end of the then-current four-calendar quarter period. If the parties are unable to reach an agreement on new minimum purchase requirements, such requirements shall be based on the purchase forecasts furnished by Distributor to THERMO under Section 5.6. Notwithstanding the foregoing, Distributor shall be under no obligation to purchase any CP-1's hereunder from and after the date upon which Distributor has obtained the right to place its CE Mark on the CP-1 for sale within the European Union, as contemplated by the Manufacturing License Agreement.

5.6 PURCHASE FORECASTS. Distributor acknowledges that THERMO must enter into long-term commitments for materials to complete the manufacture of Products to be purchased by Distributor hereunder. Accordingly, within twenty (20) business days following the Entitlement Date and, thereafter, within ten (10) business days following the last day of each calendar quarter during the term of this Agreement, Distributor shall furnish to THERMO a tentative, non-binding forecast for Distributor's purchase requirements of Products during the immediately succeeding four (4) calendar quarters.

5.7 QUARTERLY SALES REPORTS. Distributor shall furnish to THERMO, no later than the tenth business day following the end of each calendar quarter during the term of this Agreement, sales data as may be reasonably requested by THERMO

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for each of the Products distributed within the Territory  during such calendar quarter.

5.8 FACILITIES AND INVENTORY; REPAIR AND REPLACEMENT PARTS STOCK. Distributor shall maintain sufficient Product inventory, essential spare parts, warehousing and distribution facilities and warranty service centers within the Territory to fulfill adequately the reasonable needs of its Customers for Products and to service the CS-1. Distributor shall purchase THERMO's standard "Repair and Service Parts Package" which currently consists of components that may require replacement in the normal course of installation and service of the CS-1. In addition, Distributor shall purchase replacement parts for all Products used on a monthly basis to ensure that Distributor may timely respond to requests from Customers for replacement parts.

5.9 TRANSLATION OF MATERIALS. Distributor shall bear the cost of preparing sales literature and other promotional materials for the Products in the local country languages of the Territory, and shall arrange and pay for the translation of all service and operator manuals for the Products as may be necessary, in Distributor's judgment, for the sale of Products in the Territory. Distributor shall reimburse THERMO for any expenses reasonably incurred by it prior to the date hereof for such translation.

5.10 MARKET RESEARCH. Distributor shall assist THERMO in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability and other features. Distributor shall advise THERMO on market conditions as reasonably requested by THERMO.

5.11 OTHER INFORMATION REPORTING.

(a) Distributor shall provide to THERMO, at Distributor's expense, (i) within three (3) calendar days (or such other time period as required under applicable FDA regulations) after Distributor becomes aware of any death, serious injury or suspected serious injury relating to the Products, detailed information relating to Customer complaints concerning death, serious injury or suspected serious injury, and (ii) within five (5) days (or such other time period under applicable FDA regulations) after Distributor becomes aware of any other Customer complaint relating to the Products, detailed information relating to such other Product complaints from Customers. Such information shall be provided in English and shall include, without limitation, any and all follow-up information as such follow-up information becomes available to Distributor.

(b) Distributor shall provide to THERMO, at Distributor's expense and in English, each and every quality and/or service complaint within thirty (30) business days after receipt of such complaint by Distributor.

5.12 CONSEQUENCES OF FAILURE TO REPORT. If Distributor fails to submit in a timely manner any report described in Section 5.11 and fails to cure within thirty (30) days of written notice by THERMO, THERMO may withhold Product shipments hereunder until the report is received by THERMO.

5.13 POST-SALE FIELD SERVICE, TECHNICAL ASSISTANCE AND SUPPORT; WARRANTY SERVICE. Subject to this Section 5.13, Distributor shall provide to its Customers post-sale field service, technical assistance and support for Products sold by Distributor in the Territory. At the request of Customers, Distributor shall (a) install and service the CS-1, (b) perform all required inspections of installation and required service of the CS-1, as applicable, and (c) timely respond to Customer calls and claims with respect to the Products. If Distributor performs any post-sale warranty service for its Customers during the warranty period for any Product, THERMO shall reimburse Distributor for the costs and expenses reasonably incurred by Distributor in performing such service (PROVIDED that if such warranty service is performed in the European Union, such expenses shall be based on customary "tariff" charges). The cost of any field service or other support for any Product performed by Distributor after the expiration of the applicable warranty period for such Product shall be agreed upon between Distributor and its Customers. Distributor shall furnish to THERMO copies of any written reports prepared by Distributor with respect to warranty repairs made by Distributor to the CS-1.

5.14 MARKET VIGILANCE. Following the Entitlement Date, Distributor shall, in accordance with the Medical Device Directive, prepare and maintain during the term of this Agreement the "Device Master Record" for market vigilance with respect to the Products sold in the Territory.

5.15 U.S. EXPORT CONTROLS. Distributor understands and acknowledges that THERMO is subject to regulation by agencies of the United States Government, including, without limitation, the United States Department of Commerce and the FDA, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of THERMO to provide the Products, documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by Persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Distributor agrees to cooperate with THERMO, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom.

6.   ADDITIONAL OBLIGATIONS OF THERMO.

6.1 COMPLIANCE WITH LAWS. THERMO shall comply, and shall cause its designated OEM to comply, in all material respects with all laws and regulations within the Territory and the United States applicable to the manufacture, labelling, packaging and sale of the Products. Without limiting the generality of the foregoing, THERMO shall manufacture, and shall cause its designated OEM's to manufacture, all Products in accordance with "Quality Systems Regulations" (QSR's) and other applicable laws, rules and regulations.

6.2 PRO PURPOSES, (A) 100 CP-1'S, (B) 100 CRYOSEAL SYSTEM AP-1 DISPOSABLE APPLICATORS, (C) 50 CRYOSEAL SYSTEM DT-1 DISPOSABLE DOT TIP APPLICATORS, (D) 50 CRYOSEAL SYSTEM DISPOSABLE ST-1 DISPOSABLE SPRAY TIP APPLICATORS AND
(E) TWO (2) CS-1'S (ONE OF WHICH, AS OF THE DATE HEREOF, HAS BEEN DELIVERED TO DISTRIBUTOR).

6.3 PROMOTIONAL MATERIALS. THERMO, at THERMO's expense, shall provide to Distributor reasonable quantities of Product sales literature, advertising and promotional materials and point-of-purchase materials (I.E., product displays) in English that have been prepared by or on behalf of THERMO. In addition, THERMO shall cooperate with Distributor in preparing promotional materials for use in the Territory.

6.4  TRADE SHOWS.  THERMO shall  send  a  representative of THERMO, at THERMO's

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
expense, to the major international meeting trade shows for products that are similar to the Products, including the International Society of Blood and Transfusion (ISBT), the European Society for Hemapheresis (ESPH) and the European Association of Cardiothoracic Surgeons (EACTS).

6.5  SUPPORT.   THERMO,  at  THERMO's  expense,  shall  provide consultation to
Distributor concerning technical aspects and use of the Products from time to time as reasonably requested by Distributor.

6.6 SCIENTIFIC AND TECHNICAL INFORMATION. THERMO shall provide to Distributor scientific and technical information available to THERMO and required for distribution to obtain any registrations, licenses and permits required for the sale and distribution of the Products within the Territory, or to respond to inquiries from Customers, or governmental or regulatory authorities.

6.7 TRAINING. THERMO shall provide Product training for Distributor's product managers and field service personnel on an as-needed basis to enable Distributor to promote the sale of Products and to perform post-sale field service, technical assistance and support for its Customers. Without limiting the generality of the foregoing, within sixty (60) days following the date hereof, at least one of Distributor's product managers or sales representatives shall be trained by THERMO in the marketing, installation and servicing of the Products. Such training shall be conducted, at THERMO's election, at THERMO's Rancho Cordova, California facilities or at Distributor's Mirandola, Italy facilities, and will be provided without charge to Distributor; PROVIDED, HOWEVER, that all out-of-pocket expenses incurred by Distributor's personnel while attending such training in California, including travel and housing expenses, shall be borne by Distributor, or such out-of-pocket expenses reasonably incurred by THERMO to send a training representative to Distributor's facilities in Italy shall be reimbursed by Distributor. In addition, THERMO will provide Product updates and service bulletins as they become available.

6.8 INFORMATION REPORTING. THERMO shall provide to Distributor, at THERMO's expense, (a) information regarding any discovered defects in the Products, or any malfunction or deterioration in the performance of the Products, (b) any inadequacy in the labeling or the instructions for use which might lead to or might have led to the death of a patient or user or to a serious deterioration in his state of health, (c) within three (3) calendar days (or such other time period as required under applicable FDA regulations) after THERMO becomes aware of any death, serious injury or suspected serious injury relating to the Products, detailed information relating to Customer complaints concerning death, serious injury or suspected serious injury and (d) within five (5) days (or such other time period under applicable FDA regulations) after THERMO becomes aware of any other Customer complaint relating to the Products, detailed information relating to such other Product complaints from customers.

6.9 MAINTENANCE OF PATENTS AND TRADEMARKS. THERMO shall, at its own cost and expense, apply for, prosecute, register, maintain and renew all Patent Rights and THERMO Marks within the European Union (and, if necessary, all countries within the European Union) and Israel, and Distributor shall cooperate with THERMO with respect to the same at THERMO's reasonable request. In addition, THERMO shall, at its own cost and expense, apply for, prosecute, register, maintain and renew all Patent Rights and THERMO Marks in such other portions of the Territory as THERMO may determine in its reasonable judgment, and Distributor shall cooperate with THERMO with respect to the same at THERMO's reasonable request. In the event that THERMO elects to abandon or otherwise not maintain any Patent Rights or THERMO Marks, it shall furnish to Distributor at least ninety (90) days' prior written notice before the expected date of abandonment or non-maintenance, and furnish to Distributor all information reasonably necessary and appropriate relating to such Patent Rights or THERMO Marks. Distributor may pursue the maintenance and renewal of such Patent Rights or THERMO Marks in THERMO's name, in which event THERMO shall reimburse Distributor for such costs and expenses (or Distributor may deduct such costs and expenses from any payments due to THERMO hereunder or under the Manufacturing License Agreement). Notwithstanding anything to the contrary, THERMO will not at any time do or permit to be done any act or thing that would in any way impair the rights of Distributor in and to the Patent Rights or the THERMO Marks, or which would adversely affect the validity of the Patent Rights or THERMO Marks.

6.10 RESPONSIBLE PERSON. THERMO shall notify the TUV Rheinland and the competent authorities of the member states of the European Union within the Territory that it has designated Distributor as the person responsible for the marketing and distribution of the Products within the Territory, and Distributor's address for notice purposes in Section 12.4 shall be the registered place of business for such purposes.

7.   REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

7.1  THERMO.  THERMO hereby represents and warrants to Distributor that:

(a) THERMO is a corporation duly incorporated, validly existing and good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is currently being conducted. THERMO has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by THERMO.

(b) The execution, delivery and performance by THERMO of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of THERMO, any material contract, agreement or instrument to which THERMO is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which THERMO is bound, or any law, rule or regulation applicable to THERMO.

(c) THERMO is the sole, exclusive and lawful owner of all right, title and interest in and to the Applicable THERMO Technology incorporated in the Cryoseal System and the Autologous Thrombin System and to the THERMO Marks, free and clear of all liens, claims, security interests or other restrictions or encumbrances. THERMO has not granted to any other Person any license, franchise or other rights to acquire, use or exploit the Applicable THERMO Technology within the Territory (or any portion thereof). THERMO has the right to grant the distribution and other rights to Distributor hereunder, without the consent of any other Person.

(d) (i) To the best knowledge of THERMO, all patents, patent applications and provisional patent applications constituting the Applicable THERMO Technology are currently in compliance with all formal legal requirements and are valid and enforceable, (ii) none of the Applicable THERMO Technology has been or is currently involved in any interference, reissue, re-examination or opposition proceeding, (iii) to the best knowledge of THERMO, there is no potentially interfering patent, patent application or provisional patent application of any

Person with respect to the Applicable THERMO Technology, (iv) to the best knowledge of THERMO, no patent, trade secret or know-how that constitutes Applicable THERMO Technology is being infringed or has been challenged or threatened in any way, and (v) to the best knowledge of THERMO, the marketing, distribution and sale of the Products does not and will not infringe upon the rights of any third party. There is no pending or, to its knowledge, threatened claim, suit, action or other proceeding involving a claim that the manufacture or sale of the Cryoseal System infringes or violates the intellectual property rights of any other Person.

7.2  DISTRIBUTOR.  Distributor hereby represents and warrants to THERMO that:

(a) Distributor is a company duly organized and existing under the laws of Italy, and has all power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Distributor has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Distributor.

(b) The execution, delivery and performance by Distributor of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Distributor, any material contract, agreement or instrument to which Distributor is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Distributor is bound, or any law, rule or regulation applicable to Distributor.

(c) Distributor and its Affiliates have the distribution facilities and personnel reasonably necessary to perform its functions and otherwise carry out its obligations under the terms of this Agreement.

8.   TERM AND TERMINATION.

8.1 TERM. The term of this Agreement shall commence on the date hereof and shall continue until the third anniversary of the Entitlement Date, unless earlier terminated pursuant to Section 8.2. This Agreement shall be renewed automatically for successive one (1) year periods unless either party gives the other written notice of its election to terminate this Agreement at least ninety (90) days prior to the expiration of the then-current term of this Agreement.

8.2  TERMINATION OF AGREEMENT.  This Agreement may be terminated as follows:

(a) The parties may terminate this Agreement upon their mutual written agreement.

(b) THERMO may terminate this Agreement if Distributor breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of sixty (60) days following Distributor's receipt of written notice from THERMO setting forth the nature of such breach; PROVIDED, HOWEVER, that in the event such breach is not cured within such sixty (60) day period, THERMO may not terminate this Agreement if Distributor promptly commences to cure such breach within such sixty (60) day period and thereafter diligently pursues such cure to completion; PROVIDED FURTHER, HOWEVER, that the cure period for any such breach shall not exceed ninety (90) days from the date of Distributor's receipt of written notice from THERMO.

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
(c) Distributor may terminate this Agreement if THERMO breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of sixty (60) days following THERMO's receipt of written notice from Distributor setting forth the nature of such breach; PROVIDED, HOWEVER, that in the event such breach is not cured within such sixty (60) day period, Distributor may not terminate this Agreement if THERMO promptly commences to cure such breach within such sixty (60) day period and thereafter diligently pursues such cure to completion; PROVIDED FURTHER, HOWEVER, that the cure period for any such breach shall not exceed ninety (90) days from the date of THERMO's receipt of written notice from Distributor.

(d) Either party may terminate immediately this Agreement by written notice upon the occurrence of any of the following events: (i) the other party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (ii) the other party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; or (iii) the other party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

8.3  EFFECT OF TERMINATION.

     (a) The expiration or earlier termination of this Agreement shall not relieve any party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination.

     (b) Within ten (10) business days following the effective date of the expiration or earlier termination of this Agreement, Distributor shall provide to THERMO a complete inventory of Products in Distributor's possession, in transit between Distributor's authorized locations or in transit to Distributor from THERMO or otherwise in Distributor's control. THERMO may inspect Distributor's Product inventory and audit Distributor's records in the manner provided hereinabove.

     (c)  Notwithstanding  the  expiration   or  earlier  termination  of  this
     Agreement, Distributor may continue to market, distribute and sell Products within the Territory after the expiration or earlier termination of this Agreement until the earlier of (i) the date that Distributor has sold all of its Product inventory existing as of the effective date of expiration or earlier termination and (ii) the six (6) month anniversary of the effective date of expiration or earlier termination.

8.4 RETURN OF MARKETING MATERIALS. Distributor shall return to THERMO all promotional materials for Products previously furnished by THERMO and in Distributor's possession at the time that Distributor is no longer entitled to distribute and sell any Products hereunder or under the Manufacturing License Agreement.

8.5 FORCE MAJEURE. Neither party shall be liable to the other party for non-performance of or delay in performing its obligations hereunder to the extent that performance is rendered impossible by strike, riot, war, acts of God, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control of the non-performing party.

9.   CONFIDENTIALITY.

9.1 CONFIDENTIALITY. Each party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such party ("Confidential Information") will be furnished by the other party or such other party's representatives. Each party agrees that any Confidential Information furnished by the other party or such other party's representatives will not be used by it or its representatives except in connection with, and for the purposes of, the promotion, marketing, distribution and sale or Products under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party. Notwithstanding the foregoing, the parties agree that all Confidential Information shall be clearly marked "CONFIDENTIAL" or, if in furnished in oral form, shall be stated to be confidential by the party disclosing such information at the time of such disclosure and reduced to a writing by the party disclosing such information which is furnished to the other party or such other party's representatives within forty-five (45) days after such disclosure.

9.2  EXCEPTIONS.   The   confidentiality   obligations   of  each  party  under
Section 9.1 do not extend to any Confidential Information furnished by the other party or such other party's representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was available to such party or its representatives on a nonconfidential basis prior to its disclosure thereto by the other party or such other party's representatives, (iii) was independently developed without the use of the other party's Confidential Information by representatives of such party who did not have access to the other party's Confidential Information, as established by contemporaneous written records, or
(iv) becomes available to such party or its representatives on an nonconfidential basis from a source other than the other party or such other party's representatives; PROVIDED, HOWEVER, that such source is not bound by a confidentiality agreement with the other party or such other party's representatives.

9.3 COMPELLED DISCLOSURE. In the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other party or such other party's representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

9.4  OWNERSHIP OF CONFIDENTIAL INFORMATION.   The party disclosing or otherwise
furnishing  Confidential  Information  to  the  other  party  will  retain  the

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
exclusive  ownership  of  all  right,  title  and  interest   in  and  to  such
Confidential Information.

9.5  SURVIVAL.   The  obligations  of  the parties under this Section  9  shall survive the expiration or earlier termination of this Agreement for a period of three (3) years.

9.6 DISTRIBUTOR AFFILIATES. THERMO acknowledges that certain Confidential Information furnished to THERMO or THERMO's representatives by Distributor or Distributor's representatives hereunder may be information concerning Affiliates of Distributor. THERMO agrees that (i) such information shall be deemed to be Confidential Information for purposes of this Agreement and
(ii) such information shall be treated by it and its representatives in the same manner as it and its representatives shall treat Confidential Information of Distributor pursuant to its obligations hereunder.

10.  INDEMNIFICATION; INSURANCE.

10.1 THERMO'S INDEMNITY. THERMO agrees to indemnify, defend and hold harmless Distributor and its Affiliated Parties from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys' fees and disbursements of counsel and expenses of investigation, incurred by Distributor or such Affiliated Parties arising out of or relating to:

(a)  any  breach  by  THERMO  of  its  material  representations,   warranties,
covenants and agreements under this Agreement;

(b) any third party claims, actions, suits or proceedings alleging personal injury or death, or any damage to any property, caused or allegedly caused by any defect in any Product, or the failure to warn any Person of any defect in any Product;

(c) any compliance by Distributor or any Subdistributor with Article VIII (the safeguard clause) of the Medical Device Directive or the laws of any member state of the European Union implementing such Article; and

(d) subject to Section 10.6, any claim, action, suit or proceeding brought, or threatened to be brought, against Distributor, any Subdistributor or any of their Affiliates alleging that the marketing, distribution, use or sale of any Products infringes or violates any patent, trademark, distribution or other proprietary rights of any third party.

10.2 DISTRIBUTOR'S INDEMNITY. Distributor agrees to indemnify, defend and hold harmless THERMO and its Affiliated Parties from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys' fees and disbursements of counsel and expenses of investigation, incurred by Distributor or such Affiliated Parties arising out of or relating to:

(a) any breach by Distributor of its material representations, warranties, covenants and agreements under this Agreement; and

(b) the performance by Distributor or its Subdistributors of its obligations under this Agreement.

10.3 CLAIMS FOR INDEMNIFICATION. Whenever any indemnification claim arises under this Agreement, the party seeking indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis of such claim; PROVIDED, HOWEVER, that failure to give such notice shall not relieve the Indemnifying Party of its obligation hereunder unless and to the extent that such failure substantially prejudices the Indemnifying Party.

10.4 THIRD PARTY CLAIMS (OTHER THAN INTELLECTUAL PROPERTY CLAIMS). In the event of a third party claim (other than as provided in Sections 10.5 and 10.6) giving rise to indemnification hereunder, the Indemnifying Party may, upon prior written notice to the Indemnified Party, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and shall thereafter be liable for all expenses incurred in connection with such defense, including attorneys' fees and expenses; PROVIDED, HOWEVER, that if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party may participate in such defense at its own expense and with counsel of its choice; PROVIDED FURTHER, HOWEVER, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there exists any other conflict of interest, the Indemnifying Party shall not have the right to assume the defense of such claim but the Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to participate in the defense thereof. If the Indemnifying Party elects to control the defense of such claim, it shall do so diligently and shall have the right to settle any claim for monetary damages, PROVIDED such settlement includes a complete and absolute release of the Indemnified Party. Notwithstanding anything to the contrary, the Indemnifying Party may not settle any claims for fines, penalties or the like without the prior written consent of the Indemnified Party.

10.5 THIRD PARTY INFRINGEMENT. Notwithstanding Section 10.4, in the case of any infringement or violation by any third party of any Applicable THERMO Technology or the distribution or other rights granted to Distributor hereunder, Distributor shall have the right, but not the obligation, to take such actions as it, in its sole judgment, deems appropriate to cause such third party to cease such infringement and to otherwise enforce the Applicable THERMO Technology or its distribution or other rights hereunder. THERMO will cooperate with Distributor as reasonably requested by Distributor in taking any such actions against such infringer. Any costs and expenses (including, without limitation, attorneys' fees and related expenses) incurred by Distributor in connection with such actions shall be borne equally by the parties, and any amounts recovered as a result or consequence of such actions (whether by settlement or otherwise) shall be divided equally between the parties.

10.6 ALLEGED INFRINGEMENT. Notwithstanding Sections 10.1(d) and 10.4, if any claim, action, suit or proceeding is brought, or is threatened to be brought, against Distributor, any Subdistributor or any of their Affiliates alleging that the marketing, distribution, use or sale of any Products infringes or violates any patent, trademark or other proprietary rights of any third party, Distributor may assume the defense of such claim, action, suit or proceeding or, after consulting with THERMO, procure for itself the right to exercise all distribution and other rights granted to it under this Agreement without any additional payment therefor by Distributor. THERMO will cooperate with Distributor as reasonably requested by Distributor in connection with the assumption of such defense, and any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys' fees and disbursements of counsel and expenses of investigation, incurred by Distributor in connection with such defense shall be borne equally by the parties.

10.7 GENERAL AND PRODUCT LIABILITY INSURANCE. During the term of this Agreement, THERMO shall maintain comprehensive general liability insurance policies, including, without limitation, product liability insurance coverage in the minimum amount of US$5,000,000, and shall furnish to Distributor, at Distributor's request, certificates of insurance evidencing the foregoing coverage. The liability insurance maintained by THERMO shall be written by its current liability insurance carrier or an insurance carrier with at least the same insurance rating, name Distributor as an additional insured, and contain an endorsement to provide Distributor with at least sixty (60) days prior written notice of any cancellation, non-renewal or reduction in coverage. In the event that THERMO fails to provide Distributor with evidence of the liability insurance required to be maintained pursuant to this Section 10.7 within thirty (30) days following THERMO's receipt of a notice advising THERMO of its failure to provide such evidence, then at any time thereafter during the pendency of such failure, Distributor may, in its sole discretion, terminate this Agreement in accordance with Section 8.2(c) or purchase such insurance at THERMO's sole cost and expense.

10.8 LIMITATION ON LIABILITY. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 10.8 SHALL RESTRICT EITHER PARTY'S RIGHT TO INDEMNIFICATION OR CONTRIBUTION FROM THE OTHER PARTY WITH RESPECT TO LIABILITY FOR PERSONAL INJURY, INCLUDING DEATH.

10.9 The indemnification provided for under this Section 10 is not the exclusive remedy for breach of any provision of this Agreement.

11.  MANUFACTURING LICENSE; BOARD REPRESENTATION.

11.1 OPTION TO ACQUIRE MANUFACTURING LICENSE. In addition to the other rights granted by THERMO to Distributor hereunder, THERMO hereby grants to Distributor an irrevocable option (the "Manufacturing Option") to acquire the right and license to make, have made, market, use, sell and otherwise dispose of the CP-1 for sale within the Territory, on the terms and subject to the conditions set forth in the Manufacturing License Agreement.

11.2 EXERCISE OF MANUFACTURING OPTION. The Manufacturing Option may be exercised by Distributor at any time after the date upon which Distributor **[REDACTED: REMOVED FOR CONFIDENTIAL TREATMENT PURSUANT TO SEC RULE 24B-2]** by satisfying the following conditions:

     (a) Distributor shall have delivered to THERMO a written notice of its exercise of the Manufacturing Option;

     (b) Distributor shall have paid to THERMO a manufacturing license fee **[REDACTED: REMOVED FOR CONFIDENTIAL TREATMENT PURSUANT TO SEC RULE 24B-2]** by wire transfer in immediately available funds to an account

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
     designated by THERMO; and

     (c) **[REDACTED: REMOVED FOR CONFIDENTIAL TREATMENT PURSUANT TO SEC RULE 24B-2]**

Immediately following the satisfaction by Distributor of the conditions set forth in clauses (a) through (c) above, Distributor shall be deemed to have acquired the manufacturing rights described in Section 11.1, and the parties shall execute the Manufacturing License Agreement and, thereafter, perform their respective obligations thereunder.

11.3 **[REDACTED:  REMOVED FOR CONFIDENTIAL TREATMENT PURSUANT TO SEC RULE 24B-
        2]**

11.4 BOARD REPRESENTATION. At the written request of Distributor at any time following the date that Distributor shall have exercised the Manufacturing Option under Section 11.1, the board of directors of THERMO shall cause a Person designated by Distributor to become a full member of such board.

12.  GENERAL PROVISIONS.

12.1 INDEPENDENT CONTRACTORS. The relationship of THERMO and Distributor established by this Agreement is that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the parties are participants in a common undertaking. Neither party may direct or control the activities of the other party or incur or assume any obligation on behalf of the other party or bind such other party to any obligation for any purpose whatsoever.

12.2 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without reference to rules of conflicts or choice of laws.

12.3 ENTIRE AGREEMENT. This Agreement, including the Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same.

12.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party at the following address (or at such other address for which such party gives notice hereunder):

     If to Distributor, to:           Dideco S.p.A.
                                      Via Statale 12 Nord, 86
                                      41037 Mirandola (MO) ITALY
                                      Attention:  Dr. Alberto Chierici
                                      Telephone:  011-39-535-29994
                                      Telecopier:  011-39-535-29990

                                      WITH A COPY TO:
                                      Stradling Yocca Carlson & Rauth
                                      660 Newport Center Drive, Suite 1600
                                      Newport Beach, CA  92660
                                      Attention:  Mitchell S. Cohen, Esq.
                                      Telephone:  (714) 725-4184
                                      Telecopier:  (714) 725-4100

     If to THERMO, to:                Thermogenesis Corp.
                                      3146 Gold Camp Drive
                                      Rancho Cordova, CA  95670
                                      Attention: Philip Coelho
                                      Telephone: (916) 858-5100
                                      Telecopier: (916) 858-5199

12.5 ASSIGNMENT AND BINDING EFFECT. Except as otherwise provided in this Agreement, neither party may, directly or indirectly, assign its rights or delegate its duties under this Agreement without the prior written consent of the other party. No permitted assignment of rights or delegation of duties under this Agreement shall relieve the assigning or delegating party of its liabilities hereunder. For purposes of this Agreement, either party shall be deemed to have assigned this Agreement if any Person other than an Affiliate of such party purchases or otherwise acquires more than 33% of the outstanding voting securities of such party or more than 33% of the total assets of such party. This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors and permitted assigns.

12.6 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

12.7 NO WAIVER; AMENDMENT. No waiver of any term or condition of this Agreement shall be valid or binding on any party unless agreed to in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the parties.

12.8 COUNTERPARTS. This Agreement may be executed in two or more counterpaen together, shall constitute one instrument.

12.9 CONSENT NOT UNREASONABLY WITHHELD. No party given the right to approve or consent to any matter shall unreasonably withhold, condition or delay its approval or consent. The failure to respond in writing within any specified time period shall be deemed unconditioned approval of or consent to the relevant matter, PROVIDED that the party requesting such approval or consent gives written notice requesting a response at least two (2) business days prior to the expiration of the specified time period, if any.

12.10 CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

12.11 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

12.12 PRESS RELEASES AND ANNOUNCEMENTS. Except as may be contemplated hereunder, neither party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other party, except for any releases or announcements which may be required by or, in such party's discretion, reasonably necessary under applicable law, in which case the party proposing to make such release or announcement will allow the other party a reasonable opportunity to review and comment on such release or announcement in advance of such issuance or making. In addition, THERMO agrees that it will request under the United States securities laws, including Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, and use its reasonable best efforts to seek, confidential treatment of certain information contained in this Agreement, including the pricing information set forth on EXHIBIT A, the minimum purchase requirements set forth on EXHIBIT B and such other information as may be mutually agreed upon by the parties.

12.13 ALTERNATIVE DISPUTE RESOLUTION.

     (a) Any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof) that cannot be resolved by good faith negotiation between or among the parties shall be finally submitted to the American Arbitration Association ("AAA") for final and binding arbitration pursuant to the Commercial Arbitration Rules of the AAA. Such arbitration shall be held in Los Angeles, California, before a single arbitrator who shall be a retired federal or California state judge. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator shall be final, unappealable and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

     (b) In respect of any suit, action or other proceeding relating to the enforcement of any award rendered by the arbitrator, each party irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the City of Los Angeles, State of California.

     (c) The arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the prevailing party in any arbitration or other proceeding shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

     (d) The parties agree that this Section 12.13 has been included to resolve rapidly and inexpensively any claims or disputes between them with respect to this Agreement, and that this Section 12.13 shall be grounds for dismissal of any action commenced by any party in any court with respect to any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof).


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                                     24

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first written above.

                           THERMO THERMOGENESIS CORP., a Delaware Corporation

                           By: James H. Godsey
                           Its: President and Chief Operating Officer

                           By: David C. Adams
                           Its: Secretary

DISTRIBUTOR                DIDECO S.p.A., a company organized under the laws of
                           Italy


                           By: Albrto Chierici
                           Its: Chief Executive Officer